Exhibit 3.12
CERTIFICATE OF CORRECTION
OF
CERTIFICATE OF INCORPORATION
OF
CONSTELLATION CPI HOLDCO, INC.
Constellation CPI Holdco, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
1.The name of the corporation is Constellation CPI Holdco, Inc. (the “Corporation”).
2.The Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on April 8, 2022 and said Certificate of Incorporation requires correction as permitted by subsection (f) of Section 103 of the General Corporation Law of the State of Delaware.
3.The inaccuracy or defect of the Certificate of Incorporation to be corrected is that due to a clerical error the name of the corporation was inaccurately set forth in the Certificate of Incorporation.
4.Article One of the Certificate of Incorporation is corrected by amending and restating such section in its entirety to read as follows:
“Article One
The name of the Corporation is “Iceman Holdco, Inc.”
5.All other provisions of the Certificate of Incorporation remain unchanged.
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction of the Certificate of Incorporation to be executed by its duly authorized officer on this 11th day of April 2022.
CONSTELLATION CPI HOLDCO, INC.
By: /s Laura-Jayne Urso
Name: Laura-Jayne Urso
Title: Incorporator
State of Delaware
Secretary of State
Division of Corporations
Delivered 02:53 PM 04/11/2022
FILED 02:53 PM 04/11/2022
SR 20221397646 –File Number 6724974